Exhibit 99.1

FOR IMMEDIATE RELEASE

StanCorp Financial Group, Inc. Declares Annual Cash Dividend

PORTLAND, Ore. — November 8, 2010 — The Board of Directors of StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today declared an annual cash dividend of $0.86 per share, payable December 3, 2010, to shareholders of record on November 19, 2010. The annual cash dividend of $0.86 per share represents a 7.5% increase over last year’s dividend of $0.80 per share.

“StanCorp has built a solid capital base, and we continue to grow book value, creating long-term value for shareholders,” said Greg Ness, president and chief executive officer. “During these difficult economic times, our strong capital position has allowed us to maintain our history of steadily increasing dividends to shareholders while also carrying out an active share repurchase program.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 7.6 million customers nationwide as of September 30, 2010, with group and individual disability insurance, group life, AD&D, dental and vision insurance, absence management services, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Disclosure

Information in this news release includes certain statements related to projected growth and future events. These statements are “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s 2009 Form 10-K and most recent Form 10-Q filed with the Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jeff.hallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bob.speltz@standard.com